Filed Pursuant to Rule 424(b)(3)
Registration No. 333-149026

PROSPECTUS

3,697,671 Shares Common Stock

This prospectus covers the resale of up to 3,697,671 shares of our common stock, par value $0.01 per share. The shares covered by this prospectus include 3,497,671 currently outstanding shares owned by some of our stockholders and 200,000 shares issuable upon the exercise of an outstanding warrant held by a stockholder. These shares were acquired by our stockholders in connection with our acquisitions of UCC Capital Corp., UCC Consulting Corp. and UCC Servicing, LLC, and in our acquisition of the assets of Pretzel Time Franchising, LLC, and Pretzelmaker Franchising, LLC, and in connection with the extension of our existing credit facility.

We will not receive any proceeds from the sale of shares by our selling stockholders, but we will incur expenses in connection with the offering. We will, however, receive the exercise price of the warrant if and when the warrant is exercised by the selling stockholder. The warrant has not been exercised as of the date of this prospectus.

Our common stock is traded on the Nasdaq Global Market under the symbol NEXC. On May 6, 2008, the last reported sale price of our common stock on the Nasdaq Global Market was $3.12 per share.

Our registration of the shares of common stock covered by this prospectus does not mean that the selling stockholders will offer or sell any of the shares. The selling stockholders may sell the shares of common stock covered by this prospectus in a number of different ways and at varying prices. We provide more information about how the selling stockholders may sell the shares in the section entitled "Plan of Distribution" beginning on page 6.

Investing in our common stock involves risks. See "Risk Factors" on page 2.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 7, 2008

TABLE OF CONTENTS

	Page		Page
Our Company	1	Plan of Distribution	6
Risk Factors	2	Legal Matters	8
Forward-Looking Statements	3	Experts	8
Selling Stockholders	4	Where You Can Find More Information	8
Use of Proceeds	6

You should rely only on the information contained in or incorporated by reference into this prospectus and any applicable prospectus supplements. We have not authorized anyone to provide you with different or additional information. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of common stock. This prospectus is not an offer to sell or solicitation of an offer to buy these shares of common stock in any circumstances under which the offer or solicitation is unlawful.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC under which the selling stockholders may offer from time to time up to an aggregate of 3,697,671 shares of our common stock in one or more offerings. If required, each time a selling stockholder offers common stock, in addition to this prospectus, we will provide you with a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. To the extent that any statement that we make in a prospectus supplement is inconsistent with statements made in this prospectus, the statements made in this prospectus will be deemed modified or superseded by those made in a prospectus supplement. You should read this prospectus and any prospectus supplement as well as additional information described under "Where You Can Find More Information" and "Incorporation of Documents by Reference."

The terms "NexCen," "we," "us," and "our" as used in this prospectus refer to NexCen Brands, Inc. and its subsidiaries. The phrase "this prospectus" refers to this prospectus and any applicable prospectus supplement, unless the context otherwise requires.

All trademarks, tradenames and service names referred to in this prospectus or incorporated by reference into this prospectus are property of their respective owners.

OUR COMPANY

Because this is a summary, it does not contain all the information about us that may be important to you. You should read the more detailed information and the financial statements and related notes which are incorporated by reference in this prospectus.

NexCen is a vertically integrated global brand management and franchising company. Our business is focused on managing, developing and acquiring intellectual property, which we refer to as IP, and IP-centric businesses operating in three segments: Consumer Branded Products, Retail Franchising and Quick Service Restaurant Franchising (which we refer to as “QSR” Franchising). We own, license, franchise and market a growing portfolio of brands including Bill Blass, Waverly, The Athlete's Foot, Shoebox New York, Great American Cookies, MaggieMoo's, Marble Slab, Pretzel Time, and Pretzelmaker. We license and franchise our brands to a network of leading retailers, manufacturers and franchisees that includes every major segment of retail distribution from the luxury market to the mass market in the United States and in over 50 countries around the world. Our franchise network consists of approximately 1,900 retail stores.

We commenced our current business in June 2006, when we acquired UCC Capital Corporation, which we refer to as UCC. Upon the closing of that acquisition, Robert W. D’Loren, who was the president and chief executive officer of UCC, became our president and chief executive officer and a member of our Board of Directors.

In November 2006, we entered the retail franchising business by acquiring Athlete’s Foot Brands, LLC, along with an affiliated company and certain related assets (“The Athlete’s Foot” or “TAF”). The Athlete’s Foot is one of the largest athletic footwear and apparel franchisors with approximately 640 franchised units in over 40 countries.

In February 2007, we entered the consumer branded products business by acquiring Bill Blass Holding Co., Inc. and two affiliated businesses (“Bill Blass”). The Bill Blass label represents timeless, modern American style.

Also in February 2007, we acquired MaggieMoo’s International, LLC (“MaggieMoo’s”) and the assets of Marble Slab Creamery, Inc. (“Marble Slab”), two well known and established brands within the hand-mixed, premium ice cream category, having a combined total of approximately 580 franchised units. With these acquisitions NexCen entered the QSR franchising business.

In May 2007, we expanded our consumer branded products business by acquiring all of the intellectual property and license contracts related to the Waverly brand. Waverly is a premier lifestyle brand with an array of licensed home furnishings products, including fabrics, wallpapers, paint, bedding, window treatments, and decorative accessories.

In August 2007, we acquired substantially all of the assets of Pretzel Time Franchising, LLC (“Pretzel Time”) and Pretzelmaker Franchising, LLC (“Pretzelmaker”), adding two hand-rolled pretzel chains with approximately 380 franchised units worldwide to our QSR franchising business.

In January 2008, we acquired the trademarks and other intellectual property of The Shoe Box, Inc. (“Shoebox”) in partnership with the Camuto Group, a premier women's fashion footwear company. Shoebox is a multi-brand luxury shoe retailer based in New York with nine locations. The partnership has begun franchising the Shoebox's luxury footwear concept domestically and internationally under the Shoebox New York brand.

In January 2008, we also acquired substantially all of the assets of Great American Cookie Company Franchising, LLC and Great American Manufacturing, LLC (collectively, “Great American Cookies”). This transaction added another premium treat brand and approximately 300 franchised units to our QSR portfolio.

More detailed information about the Bill Blass, Waverly, The Athlete's Foot, Shoebox, Great American Cookies, MaggieMoo's, Marble Slab, Pretzel Time, and Pretzelmaker acquisitions can be found in our Annual Report on Form 10-K for the year ended December 31, 2007 and in our Current Report on Form 8-K filed on January 29, 2008, which are incorporated by reference into this prospectus.

NexCen is a Delaware corporation. Our principal executive offices are located at 1330 Avenue of the Americas, 34th Floor, New York, NY 10019, and our telephone number is (212) 277-1100. Our website address is www.nexcenbrands.com. Information on our website should not be construed as being incorporated by reference into, or considered a part of, this prospectus.

RISK FACTORS

Our business is subject to significant risks. You should carefully consider the risks and uncertainties described in this prospectus and the documents incorporated by reference herein, including the risks and uncertainties described in our consolidated financial statements and the notes to those financial statements and the risks and uncertainties described under the caption “Risk Factors” included in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2007, which is incorporated by reference in this prospectus. The risks and uncertainties described in this prospectus and the documents incorporated by reference herein are not the only ones facing us. Additional risks and uncertainties that we do not presently know about or that we currently believe are not material may also adversely affect our business. If any of the risks and uncertainties described in this prospectus or the documents incorporated by reference herein actually occur, our business, financial condition and results of operations could be adversely affected in a material way. This could cause the trading price of our common stock to decline, perhaps significantly, and you may lose part or all of your investment.

In addition to the foregoing, you should also consider the following risk factor:

Our stock price may be volatile, and the market price of our common stock may decline.

The stock market in general, and the market for stocks of companies similar to ours, has been highly volatile. As a result, the market price of our common stock is likely to be similarly volatile, and investors in our common stock may experience a decrease, which could be substantial, in the value of their stock, including decreases unrelated to our operating performance or prospects, and could lose part or all of their investment. The price of our common stock could be subject to wide fluctuations in response to a number of factors, including those described elsewhere in this prospectus or the documents incorporated by reference herein and others such as:

•	variations in our operating performance and the performance of our competitors;

•	actual or anticipated fluctuations in our quarterly or annual operating results;

•	publication of research reports by securities analysts about us or our competitors or our industry;

•	our failure or the failure of our competitors to meet analysts’ projections or guidance that we or our competitors may give to the market;

•	additions and departures of key personnel;

•	strategic decisions by us or our competitors, such as acquisitions, strategic investments or changes in business strategy;

•	speculation in the press or investment community;

•	changes in accounting principles;

•	terrorist acts, acts of war or periods of widespread civil unrest;

•	changes in general market and economic conditions; and

•	the factors discussed in the bullet points under “Forward-Looking Statements” below.

In the past, securities class action litigation has often been initiated against companies following periods of volatility in their stock price. This type of litigation could result in substantial costs and divert our management’s attention and resources, and could also require us to make substantial payments to satisfy judgments or to settle litigation.

FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated by reference herein contains forward-looking statements within the meaning of the federal securities laws and the Private Securities Litigation Reform Act of 1995. These statements may be found throughout this prospectus and the documents incorporated by reference herein. Forward-looking statements typically are identified by the use of terms such as “may,” “will,” “should,” “expect,” “anticipate,” “believe,” “estimate,” “intend” and similar words, although some forward-looking statements are expressed differently. You should consider statements that contain these words carefully because they describe our expectations, plans, strategies and goals and our beliefs concerning future business conditions, our future results of operations, our future financial position, and our business outlook or state other “forward-looking” information. The information included and incorporated by reference under the heading “Risk Factors” in this prospectus provides examples of risks, uncertainties and events that could cause our actual results to differ materially from the expectations expressed in our forward-looking statements. These risks, uncertainties and events also include, but are not limited to, the following:

•	we may not be successful in implementing our new IP strategy;

•	we may not be able to acquire IP or IP-centric companies or finance or exploit them on terms that are acceptable to us;

•	we are likely to face substantial competition in seeking to acquire and market desirable IP and IP-centric companies, and competitors may have substantially greater resources than we do;

•	we may not be successful in operating or expanding our acquired businesses or integrating them into an overall IP business strategy;

•	we may not be able to borrow desired amounts at desired times in accordance with the terms of our master loan agreement;

•
we will be subject to risks associated with incurring indebtedness, including interest expense and the obligation to satisfy covenants contained in our master loan agreement, and these could have a negative impact on our business and results and could reduce our flexibility in some circumstances;

•	risks associated with marketing and licensing our acquired trademarks and with successfully developing and marketing new products particularly in light of rapidly changing fashion and market trends;

•	risks associated with the ability of licensees and franchisees to successfully market and sell branded products, competition;

•	we may not be able to realize value from our accumulated tax loss carry forwards, because of a failure to generate sufficient taxable earnings, regulatory limits or both;

•	general regional and national economic conditions;

•	loss or departure of one or more members of our senior management; and

•	the market price of our stock may be volatile, which could make the use of our stock as consideration for acquisitions less attractive to potential sellers.

The forward-looking statements made in this prospectus or the documents incorporated by reference herein relate only to events as of the date on which the statements were made. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement was made or to reflect the occurrence of unanticipated events.

SELLING STOCKHOLDERS

The shares to be offered by the selling stockholders are "restricted" securities under applicable federal and state securities laws and are being registered under the Securities Act to give the selling stockholders the opportunity to sell these shares publicly. The registration of these shares does not require that any of the shares be offered or sold by the selling stockholders. The selling stockholders may from time to time offer and sell all or a portion of their shares indicated below in privately negotiated transactions or on the Nasdaq Global Market or any other market on which our common stock may subsequently be listed.

The registered shares may be sold directly or through brokers or dealers, or in a distribution by one or more underwriters on a firm commitment or best effort basis. To the extent required, the names of any agent or broker-dealer and applicable commissions or discounts and any other required information with respect to any particular offer will be set forth in a prospectus supplement. See "Plan of Distribution," beginning on page 6. The selling stockholders and any agents or broker-dealers that participate with the selling stockholders in the distribution of registered shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by them and any profit on the resale of the registered shares may be deemed to be underwriting commissions or discounts under the Securities Act.

No estimate can be given as to the amount or percentage of our common stock that will be held by the selling stockholders after any sales made pursuant to this prospectus because the selling stockholders are not required to sell any of the shares being registered under this prospectus. The following table assumes that the selling stockholders will sell all of the shares listed in this prospectus.

The following table sets forth information with respect to the beneficial ownership of our common stock held, as of April 21, 2008, by the selling stockholders and the number of shares being offered hereby and information with respect to shares to be beneficially owned by the selling stockholders after completion of this offering. The percentages in the following table reflect the shares beneficially owned by the selling stockholders as a percentage of the total number of shares of our common stock outstanding as of April 21, 2008.

	Shares Beneficially Owned Prior to the Offering (1)		Shares Offered Hereby	Shares Beneficially Owned After the Offering (2)
Name	Number	Percentage	Number	Number	Percentage
Robert W. D’Loren (3) (7)	7,330,175	12.6%	425,692	5,579,123	9.6%
D’Loren Realty LLC (7)	1,775,193	3.1%	1,325,360	449,833	*
Robert D’Loren Family Trust (7)	537,308	*	268,654	268,654	*
Barry J. Levien (7)	399,490	*	226,545	172,945	*
James F. Haran (7) (9)	711,428	1.3%	253,749	457,679	*
PTF, LLC (4) (8)	606,584	1.1%	606,584	0	*
PMF, LLC (5) (8)	391,087	*	391,087	0	*
BTMU Capital Corporation (6)	200,000	*	200,000	0	*

* Less than one percent.

(1)
Includes 3,497,671 shares of common stock issued and outstanding as of the date of this prospectus and 200,000 shares of common stock issuable upon exercise of an outstanding warrant. The warrant held by BTMU Capital Corporation is currently exercisable at any time prior to January 29, 2018.

(2)
Assumes that the selling stockholders dispose of all the shares of common stock covered by this prospectus, and do not acquire beneficial ownership of any additional shares. The registration of these shares does not necessarily mean that the selling stockholders will sell all or any portion of the shares covered by this prospectus.

(3)
Includes (i) 1,041,384 shares owned directly by Mr. D’Loren, (ii) 1,775,193 shares owned by D’Loren Realty LLC, which is solely owned and managed by Mr. D’Loren, (iii) 875,526 shares owned by D’Loren 2008 Retained Annuity Trust, (iv) immediately exercisable warrants to purchase 41,666 shares, (v) immediately exercisable options to purchase 745,658 shares, (vi) warrants and options to purchase 937,325 shares that will become immediately exercisable within 60 days of April 21, 2008, and (vii) 1,913,423 shares over which Mr. D’Loren exercises voting control pursuant to the terms of two voting agreements entered into in connection with NexCen’s acquisition of The Athlete’s Foot in November 2006. The shares held by Mr. D’Loren exclude 537,308 shares held by the Robert D’Loren Family Trust Dated March 29, 2002 (the “Family Trust”), the beneficiaries of which are two minor children of Mr. D’Loren. The Family Trust is irrevocable, the trustee is not a member of Mr. D’Loren’s immediate family, and the trustee has independent authority to vote and dispose of the shares held by the Family Trust. As a result, Mr. D’Loren disclaims any beneficial ownership of the shares held by the Family Trust. Beneficial ownership after the offering reflects the sale of 1,325,360 shares by D’Loren Realty LLC.

(4)
Includes 241,450 shares held in escrow until May 8, 2008 and 136,054 shares held in escrow until November 8, 2008 to secure indemnification obligations under the Asset Purchase Agreement, dated August 7, 2007, by and among NexCen Brands, Inc., NexCen Asset Acquisition, LLC, Pretzel Time Franchising, LLC, Pretzelmaker Franchising, LLC, and Mrs. Fields Famous Brands, LLC (“Pretzel Purchase Agreement”). The number of shares held in escrow until May 8, 2008 has been reduced by 1,972 shares which will be returned to us in satisfaction of a purchase price adjustment.

(5)
Includes 155,671 shares held in escrow until May 8, 2008 to secure indemnification obligations under the Pretzel Purchase Agreement. The number of shares held in escrow until May 8, 2008 has been reduced by 1,272 shares which will be returned to us in satisfaction of a purchase price adjustment.

(6)
Consists of shares issuable upon exercise of a currently exercisable warrant to purchase shares of common stock. In his capacity as the Chief Financial Officer of BTMU Capital Corporation, Paul F. Nolan exercises the sole voting and dispositive powers with respect to the shares to be offered for resale by BTMU Capital Corporation. BTMU Capital Corporation is affiliated with a registered broker-dealer. BTMU Capital Corporation has confirmed to us that they acquired the warrant underlying the shares to be resold under this prospectus (and will acquire the shares to be acquired upon exercise of the warrant) in the ordinary course of business and had no agreements, understandings or arrangements with any other person, either directly or indirectly, to dispose of securities at the time of the acquisition.

(7)
The shares being registered for resale were issued to the former UCC securityholders on September 5, 2007 as additional merger consideration upon satisfaction of an earn-out associated with the acquisition of UCC in June 2006. These shares are being registered pursuant to a registration rights agreement entered into in connection with the acquisition of UCC.

(8)
On or about August 17, 2007, Pretzel Time Franchising, LLC and Pretzelmaker Franchising, LLC changed their names to PTF, LLC and PMF, LLC, respectively. In his capacity as the Chairman of the Board of Directors of Mrs. Fields’ Companies, Inc., the indirect parent of PTF, LLC and PMF, LLC, Herbert S. Winokur, Jr. exercises the sole voting and dispositive powers with respect to the shares to be offered for resale by PTF, LLC and PMF, LLC.

(9)	Includes (i) 517,499 shares owned directly by Mr. Haran and (ii) options to purchase 193,929 shares that will become immediately exercisable within 60 days of April 21, 2008.

Summary of Resale Restrictions

The shares to be offered hereby are owned by or issuable to the selling stockholders in connection with the UCC, Preztel Time and Pretzelmaker acquisitions. In the UCC, Preztel Time and Pretzelmaker acquisitions, we entered into a registration rights agreement with the selling stockholders under which we agreed to register shares of our common stock held by or issuable to the selling stockholders. Additionally, the selling stockholders who received their shares in the Pretzel Time and Pretzelmaker acquisition agreed to certain resale restrictions which will continue to restrict the resale of the shares registered by this prospectus.

The warrant held by BTMU was issued in connection with the extension of our existing credit facility on January 29, 2008. Under the terms of the warrant, we agreed to register the shares issuable upon exercise of the warrant.

Preztel Time and Pretzelmaker Acquisition

Pursuant to the Pretzel Purchase Agreement, at the closing, we issued 1,000,915 shares of our common stock to PTF, LLC and PMF, LLC. The shares issued at the closing include 533,175 shares held in escrow to secure indemnification obligations under the Pretzel Purchase Agreement of which 397,121 shares will be released on May 8, 2008 and 136,054 shares will be released on November 8, 2008 if no claims have been made prior to such dates. The number of shares registered under this prospectus excludes 3,244 shares issued to PTF, LLC and PMF, LLC that will be returned to us in satisfaction of a purchase price adjustment. As part of the acquisition, PTF, LLC and PMF, LLC agreed to the following restrictions on the timing of selling the shares we issued to them in the acquisition, even though the shares are registered and eligible for resale under this prospectus, as follows:

Selling Stockholder	Total Shares Registered by this Prospectus Due to the Pretzel Time and Pretzelmaker Acquisition	Shares Eligible for Resale as of August 7, 2008	Total Shares Eligible for Resale as of November 8, 2008	Total Shares Eligible for Resale as of February 8, 2009	Total Shares Eligible for Resale as of May 8, 2009
PTF, LLC	606,584	151,646	303,292	454,938	606,584
PMF, LLC	391,087	97,772	195,544	293,315	391,087

USE OF PROCEEDS

We will not receive any proceeds from the sale of the common stock by the selling stockholders pursuant to this prospectus. However, we will pay the expenses of registration of all of the shares that are offered pursuant to this prospectus, including legal and accounting fees. We will receive the exercise price of the warrant from the selling stockholder upon the exercise of the warrant. If the warrant is fully exercised, we will receive net proceeds of approximately $2,000. We expect to use the proceeds received from the exercise of the warrant for general corporate purposes. General corporate purposes may include capital expenditures, the repayment of debt, investments in our subsidiaries, working capital, repurchases of stock, or the financing of possible acquisitions or business opportunities.

PLAN OF DISTRIBUTION

We are registering 3,697,671 shares of our common stock for possible sale by the selling stockholders. Unless the context otherwise requires, as used in this prospectus, "selling stockholders" includes the selling stockholders named in the table above and donees, pledgees, transferees or other successors-in-interest selling shares received from the selling stockholders as a gift, pledge, partnership distribution or other transfer after the date of this prospectus. Upon being notified by a selling stockholder that a donee, pledge, transferee or other successor-in-interest intends to sell more than 500 shares, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a selling stockholder.

The selling stockholders may offer and sell all or a portion of the shares covered by this prospectus from time to time, in one or more or any combination of the following transactions:

•	on the Nasdaq Global Market, in the over-the-counter market or on any other national securities exchange on which our shares are listed or traded;

•	in privately negotiated transactions;

•	in underwritten transactions;

•	in a block trade in which a broker-dealer will attempt to sell the offered shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	through purchases by a broker-dealer as principal and resale by the broker-dealer for its account pursuant to this prospectus;

•	in ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

•	through the writing of options (including put or call options), whether the options are listed on an options exchange or otherwise.

The selling stockholders may sell the shares at prices then prevailing or related to the then current market price or at negotiated prices. The offering price of the shares from time to time will be determined by the selling stockholders and, at the time of the determination, may be higher or lower than the market price of our common stock on the Nasdaq Global Market or any other exchange or market.

The shares may be sold directly or through broker-dealers acting as principal or agent, or pursuant to a distribution by one or more underwriters on a firm commitment or best-efforts basis. The selling stockholders may also enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers of other financial institutions may engage in short sales of our common stock in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). In connection with an underwritten offering, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or from purchasers of the offered shares for whom they may act as agents. In addition, underwriters may sell the shares to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. In connection with any particular offering pursuant to this shelf registration statement, an underwriter may engage in stabilizing transactions, short sales, syndicate covering transactions and penalty bids. The selling stockholders and any underwriters, dealers or agents participating in a distribution of the shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any profit on the sale of the shares by the selling stockholders and any commissions received by broker-dealers may be deemed to be underwriting commissions under the Securities Act. Agents, underwriters, dealers or their affiliates, may be customers of, engage in transactions with or perform services for us, in the ordinary course of business.

We and the selling stockholders may agree to indemnify an underwriter, broker-dealer or agent against certain liabilities related to the selling of the common stock, including liabilities arising under the Securities Act. Under the registration rights agreements, we have agreed to indemnify the selling stockholders against certain liabilities related to the sale of the common stock, including liabilities arising under the Securities Act. Under the registration rights agreements, we have also agreed to pay the costs, expenses and fees of registering the shares of common stock; however, the selling stockholders will pay any underwriting discounts or commissions relating to the sale of the shares of common stock in any underwritten offering.

We are not aware that any selling stockholders have entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of its shares. Upon our notification by the selling stockholders that any material arrangement has been entered into with an underwriter or broker-dealer for the sale of shares through a block trade, special offering, exchange distribution, secondary distribution or a purchase by an underwriter or broker-dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, disclosing certain material information, including:

•	the name of the selling stockholders;

•	the number of shares being offered;

•	the terms of the offering;

•	the names of the participating underwriters, broker-dealers or agents;

•	any discounts, commissions or other compensation paid to underwriters or broker-dealers and any discounts, commissions or concessions allowed or reallowed or paid by any underwriters to dealers;

•	the public offering price; and

•	other material terms of the offering.

The selling stockholders are subject to the applicable provisions of the Exchange Act and the rules and regulations under the Exchange Act, including Regulation M. This regulation may limit the timing of purchases and sales of any of the shares of common stock offered in this prospectus by the selling stockholders. The anti-manipulation rules under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the shares to engage in market-making activities for the particular securities being distributed for a period of up to five business days before the distribution. The restrictions may affect the marketability of the shares and the ability of any person or entity to engage in market-making activities for the shares.

To the extent required, this prospectus may be amended and/or supplemented from time to time to describe a specific plan of distribution. Instead of selling the shares of common stock under this prospectus, the selling stockholders may sell the shares of common stock in compliance with the provisions of Rule 144 under the Securities Act, if available, or pursuant to other available exemptions from the registration requirements of the Securities Act.

LEGAL MATTERS

The validity of the shares of common stock offered pursuant to this prospectus will be passed upon by Kirkland & Ellis LLP. One of the partners of Kirkland & Ellis LLP is a director of NexCen.

EXPERTS

The consolidated financial statements of NexCen Brands, Inc. and subsidiaries as of December 31, 2007 and 2006, and for each of the years in the three-year period ended December 31, 2007, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The audit report on the effectiveness of internal control over financial reporting as of December 31, 2007, expresses an opinion that NexCen Brands, Inc. and subsidiaries did not maintain effective internal control over financial reporting as of December 31, 2007, because of the effect of material weaknesses on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states the Company did not maintain a sufficient number of accounting and financial reporting personnel; the Company’s personnel did not have an appropriate level of technical expertise in U.S. generally accepted accounting principles (US GAAP); the design and implementation of the Company’s controls over the completeness and accuracy of accrued liabilities were not effective as of December 31, 2007.

The audit report on the effectiveness of internal control over financial reporting as of December 31, 2007, also contains an explanatory paragraph that states the Company acquired Bill Blass Holding, Co., Inc., MaggieMoo’s International, LLC, Marble Slab Creamery, Inc., the Waverly, Gramercy, and Village Brands, Pretzel Time Franchising, LLC and Pretzelmaker Franchising, LLC (“acquired entities”) during 2007, and management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2007, the acquired entities’ internal control over financial reporting associated with total assets of $203.2 million (of which $193.1 million represents goodwill and intangible assets included within the scope of the assessment) and total revenues of $25.6 million included in the consolidated financial statements of NexCen Brands, Inc. and subsidiaries as of and for the year ended December 31, 2007.

The Statement of Revenues and Direct Expenses of Waverly, Gramercy and Village Brands for the year ended December 31, 2006 has been incorporated by reference herein in reliance upon the report of KPMG LLP independent public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The Statement of Revenues and Direct Expenses of Pretzel Time and Pretzelmaker for the year ended December 30, 2006 has been incorporated by reference herein in reliance upon the report of KPMG LLP independent public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The Statements of Assets Acquired and Liabilities Assumed of the Great American Cookie Brand as of December 29, 2007 and December 30, 2006, and the Statements of Revenues and Direct Expenses for the fiscal years in the three-year period ended December 29, 2007 have been incorporated by reference herein in reliance upon the reports of KPMG LLP independent public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

Filings. We are currently subject to the information requirements of the Exchange Act and in accordance therewith file periodic reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy (at prescribed rates) any such reports, proxy statements and other information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. For further information concerning the SEC’s Public Reference Room, you may call the SEC at 1-800-SEC-0330. Some of this information may also be accessed on the World Wide Web through the SEC’s Internet address at www.sec.gov, or on our Internet address at www.nexcenbrands.com.

Registration Statement. We have filed with the SEC a registration statement on Form S-3 with respect to the shares of common stock offered hereby. This prospectus does not contain all the information set forth in the registration statement, parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the common stock offered hereby, reference is made to the registration statement.

Incorporation by Reference. The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information about us by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus. This prospectus incorporates by reference the documents and reports listed below (other than portions of these documents that are either (1) described in paragraphs (i), (k) and (l) of Item 402 of Regulation S-K promulgated by the SEC or (2) furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K):

•	our Annual Report on Form 10-K and Form 10-K/A for the fiscal year ended December 31, 2007;

•	our Current Reports on Form 8-K filed on January 29, 2008, March 7, 2008, and March 27, 2008;

•	our Current Reports on Form 8-K/A filed on July 18, 2007 (Waverly), October 23, 2007 (Pretzel Time and Pretzelmaker) and April 15, 2008 (Great American Cookies);

•
the description of our common stock, par value $0.01 per share, that is contained in our registration statement on Form 8-A filed on October 19, 1999, including exhibits, as amended, and as may be further amended from time to time; and

•	all our filings pursuant to the Exchange Act after the date of filing of the initial registration statement and prior to the effectiveness of the registration statement.

The description of our common stock to which we refer was filed in connection with our initial public offering when we were known as Aether Systems, Inc. Subsequently, in July 2005, our stockholders approved a holding company reorganization as the result of which our name changed to Aether Holdings, Inc. In connection with that reorganization, our stockholders also approved an amendment to our certificate of incorporation that imposed restrictions on certain transfers of our common stock the purpose of which was to reduce the risk that we would experience an ownership change for tax purposes. Specifically, the transfer restrictions restrict any person from buying or selling our stock (or any interest in our stock) if the transfer would result in a stockholder (or several stockholders, in the aggregate, who hold their stock as a “group” under the federal securities laws) owning 5% or more of our stock. A description of these restrictions is set forth in our Form S-4 (No. 333-124633) filed with the SEC on May 4, 2005, as amended, which is incorporated herein by reference. Subsequently, at our annual meeting of stockholders held on October 31, 2006, we changed our name to NexCen Brands, Inc. as part of the change in our long-term strategy that focuses on acquiring or licensing, for sale, licensing or sublicensing intellectual property.

We also incorporate by reference the information contained in all other documents we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than portions of these documents that are either (1) described in paragraphs (i), (k) and (l) of Item 402 of Regulation S-K promulgated by the SEC or (2) furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K, unless otherwise indicated therein) after the date of this prospectus and prior to the termination of this offering. The information contained in any such document will be considered part of this prospectus from the date the document is filed with the SEC.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We undertake to provide without charge to any person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon oral or written request of such person, a copy of any or all of the documents that have been incorporated by reference in this prospectus, other than exhibits to such other documents (unless such exhibits are specifically incorporated by reference therein). We will furnish any exhibit upon the payment of a specified reasonable fee, which fee will be limited to our reasonable expenses in furnishing such exhibit. Requests for such copies should be directed to Kenneth J. Hall, NexCen Brands, Inc., 1330 Avenue of the Americas, 34th Floor, New York, NY 10019, (212) 277-1100.